Exhibit 15.1
ACCOUNTANT’S ACKNOWLEDGEMENT
We acknowledge the incorporation by reference in the January 22, 2009 Registration Statement on Form S-3 (File No. 333-156870, effective on February 12, 2009) and on Form S-8 (File No. 333-138137, effective on October 20, 2006) of Parkvale Financial Corporation of our report dated February 12, 2009 included as Exhibit 99.1 to the Quarterly Report on Form 10-Q/A for the quarter ended December 31, 2008.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of a Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Parente Randolph, LLC
Pittsburgh, Pennsylvania
February 12, 2009